AMERICAN TAX CREDIT PROPERTIES III L.P.

Supplement No. 2 dated November 21, 1990
to Prospectus dated February 7, 1990

This Supplement is part of, and should be read in conjunction with, the Prospectus of American Tax Credit Properties III L.P. (the "Partnership") dated February 7, 1990, as supplemented by Supplement No. 1 thereto dated June 6, 1990 (the "Prospectus"). Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise defined herein.

INVESTOR CLOSINGS

An initial closing on the sale of Units occurred on June 13, 1990 at which time the Partnership issued to subscribers Units in the aggregate amount of $19,730,000, representing 19,730 Units. The Offering is continuing.

SPECIFIED INVESTMENTS

The Partnership has entered into Local Partnership Agreements with the Local General Partners of the Castle Local Partnership, the Chestnut Park Local Partnership and the Carrington Local Partnership pursuant to which it has acquired a 99% limited partnership interest in each of the Castle Local Partnership and the Chestnut Park Local Partnership, and an approximately 66% limited partnership interest in the Carrington Local Partnership (which interest may change pursuant to the terms of the Carrington Local Partnership Agreement), on substantially the same terms as described in the Prospectus.

Pursuant to the terms of a Second Amended and Restated Agreement of Limited Partnership of the Castle Local Partnership, the Partnership made an original capital contribution to the Castle Local Partnership of $1,131,472 when the Partnership acquired its interest in the Castle Local Partnership and agreed to make additional capital contributions generally as follows: (i) $91,311 on January 2, 1991; (ii) $754,316 at completion of rehabilitation of the Castle Complex (payable on a pro rata basis as buildings comprising the Castle Complex are completed and begin the applicable Credit Period); and (iii) $1,017,894 when the Castle Complex has achieved $106,624 per month in income from the operation of the Castle Complex for a period of three consecutive calendar months.

Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Chestnut Park Local Partnership, the Partnership made an original capital contribution of $1,900,000 when the Partnership acquired its interest in the Chestnut Park Local Partnership and agreed to make additional capital contributions generally as follows: (i) $128,188 on January 2, 1991; (ii) $817,592 at completion of rehabilitation of the Chestnut Park Complex; and (iii) $1,358,796 when the Chestnut Park Complex has achieved $53,174 per month in income from the operation of the Chestnut Park Complex for a period of three consecutive calendar months.

Pursuant to the terms of a Second Amended and Restated Agreement of Limited Partnership of the Carrington Local Partnership, the Partnership and American Tax Credit Properties II L.P., an affiliate of the Partnership ("ATCP II"), made initial contributions to the Carrington Local Partnership in the aggregate amount of $2,048,373 when the Partnership acquired an approximately 66% limited partnership interest and ATCP II acquired an approximately 33% limited partnership interest in the Carrington Local Partnership, and the Partnership and ATCP II have agreed to make additional capital contributions generally as follows: (i) an aggregate of $331,833 on January 2, 1991; (ii) an aggregate of $426,744 when the Carrington Complex achieves 95% occupancy at or above projected rent levels; and (iii) an aggregate of $426,745 on a date three months from the payment made pursuant to subparagraph (ii) immediately above. Approximately 66% of each such capital contribution has been and will be made by the Partnership and approximately 33% of each such capital contribution has been and will be made by ATCP II, reflecting the respective limited partnership interest of each entity. This joint investment between the Partnership and ATCP II has been made in accordance with the

standards set forth in the Prospectus under "Investment Objectives and Policies --Structure of Investments." See also "Conflicts of Interest --Joint Investments Between Partnerships."

The Partnership has also identified for investment a Local Partnership Interest in Prairie View Associates I and II Limited Partnership, a North Dakota limited partnership (the "Prairie View Local Partnership") that is developing Prairie View Apartments Phase I and Phase II in Bismarck, North Dakota (the "Prairie View Complex"), and Queen Lane Investors, a Pennsylvania limited partnership (the "Queen Lane Local Partnership") that is developing Queen's Row Apartments in Philadelphia, Pennsylvania (the "Queen Lane Complex"). In addition, the Partnership has identified for investment Local Partnership Interests in eleven Local Partnerships in Mississippi, Puerto Rico and Pennsylvania (the "FmHA Local Partnerships"), which have or are anticipated to receive permanent mortgage loan financing from the Farmers Home Administration of the U.S. Department of Agriculture ("FmHA").

The Local Partnership Interests in the Queen Lane Local Partnership and in six of the eleven FmHA Local Partnerships are anticipated to be joint investments with ATCP II. It is anticipated that the recently-acquired limited partnership interests of ATCP II in each of such FmHA Local Partnerships will be reduced and that the Partnership will acquire an FmHA Local Partnership Interest in each such FmHA Local Partnership reflecting the reduced portion of ATCP II's percentage interest. The Partnership will make capital contributions to each FmHA Local Partnership reflecting its percentage interest and will receive a pro rata share of each FmHA Local Partnership Interest based upon the Partnership's percentage interest in each FmHA Local Partnership. Each joint investment of the Partnership and ATCP II will be in accordance with the standards set forth in the Prospectus under "Investment Objectives and Policies -- Structure of Investments." See also "Conflicts of Interest -- Joint Ventures Between Partnerships." THE IDENTIFICATION OF THE ABOVE-DESCRIBED INVESTMENTS IS PRELIMINARY ONLY AND IS SUBJECT TO SATISFACTION OF SIGNIFICANT CONDITIONS PRECEDENT INCLUDING, BUT NOT LIMITED TO, RECEIPT AND APPROVAL OF MORTGAGE LOAN FINANCING. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ALL OR ANY OF THE INVESTMENTS WILL BE MADE IN ACCORDANCE WITH THE TERMS DESCRIBED BELOW OR THAT ANY WILL BE MADE AT ALL.

PRAIRIE VIEW APARTMENTS
BISMARCK, NORTH DAKOTA

As of the date of this Supplement, the Partnership has entered into a letter of intent with the Prairie View Local Partnership to acquire a 99% limited partnership interest in the Prairie View Local Partnership as described below. As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Prairie View Complex and the Prairie View Local Partnership had not received the final approval from the lender necessary for its first mortgage loan. In the event the Prairie View Local Partnership does not close its acquisition of the Prairie View Complex and does not receive a first mortgage loan by December 31, 1990, the acquisition and rehabilitation by the Prairie View Local Partnership of the Prairie View Complex may not be feasible and the Partnership may determine not to acquire an interest in the Prairie View Local Partnership.

<u>Description of the Property</u>. The Prairie View Complex consists of 96 units which were developed in two phases. Phase I consists of 72 units in four buildings and phase II consists of 24 units in one building. The buildings in both phases are of wood frame construction with asphalt shingled roofs and wood siding. The buildings were originally constructed in 1979.

The following is a breakdown of the apartment units contained in the Prairie View Complex and the anticipated rental rates for leases commencing during 1991:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
Phase I			
1 BR/1 BA	6	686	349
2 BR/1 BA	57	841	397
3 BR/1 BA	9	1044	440
Phase II			
1 BR/1 BA	2	686	374
2 BR/1 BA	20	841	418
3 BR/1 BA	2	1044	471

Rehabilitation of the Prairie View Complex is expected to begin in December, 1990 and is anticipated to be completed by February, 1991. It is anticipated that the present Housing Assistance Payment Contract will be in effect for approximately 25 years and will allow all of the units to receive Section 8 rental subsidies during that period. The Section 8 rental subsidies will allow qualified low-income tenants to pay 30 percent of their income as rent, and the balance of the rent for such units will be paid by the federal government. See "Investment Objectives and Policies -- Section 8 Housing Assistance" in the Prospectus. All leases will be for a term of one year.

Local General Partner. It is anticipated that the Local General Partner of the Prairie View Local Partnership will be Allen L. Guthmiller. Mr. Guthmiller, age 39, has been involved in the investment and management of real estate for the past 10 years. Mr. Guthmiller presently owns and manages commercial properties in Aberdeen, South Dakota and presently owns or is under contract to own over 480 low-income apartment units in North Dakota.

Management Agent. The Management Agent for the Prairie View Complex will be HJL Management Associates ("HJL"). HJL was established in 1976 to provide real estate management principally for government-assisted housing units in North and South Dakota. HJL currently manages over 800 units, all of which are subsidized low-income units.

Community Profile. The Prairie View Complex is located in the northwest section of Bismarck, Burleigh County, North Dakota. The City of Bismarck is the State capital and is the economic center for central and western North Dakota. Bismarck is the regional hub for several industries, including medical, retail, telecommunications and agriculture. As the capital of North Dakota, the State government is a dominant force in the area economy. Major employers in the Bismarck metropolitan area include Burlington Northern Railroad, Radisson Hotels, Amoco Oil Company, the State of North Dakota and the County of Burleigh.

Partnership Investment. The Prairie View Local Partnership has entered into an agreement with the unaffiliated current owner to purchase the Prairie View Complex for approximately $3,450,000. Aggregate rehabilitation costs, including the purchase price of the Prairie View Complex, are expected to be approximately $4,268,000. Rehabilitation costs are based upon estimates provided by the Local General Partner, which cost estimates are contained in a budget submitted to and reviewed by the North Dakota Housing Finance Agency for the purpose of complying with the Internal Revenue Code requirements regarding the use of Low-Income Credits in connection with projects financed with the proceeds of tax-exempt bonds. The amount of the Property Development Fee payable by the Prairie View Local Partnership to the Local General Partner or its Affiliates will be dependent upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Prairie View Local Partnership may be paid as the Property Development Fee. Such amount is included in the projected rehabilitation costs of the Prairie View Complex.

The Partnership expects that upon the withdrawal of the current limited partner from the Prairie View Local Partnership, the Partnership will acquire a 99% limited partnership interest in the Prairie View Local Partnership by making a capital contribution to the Prairie View Local Partnership of approximately $959,000 payable generally as follows: (a) payment of approximately $282,000 when the Partnership is admitted to the Prairie View Local Partnership, (b) payment of approximately $111,000 on January 2, 1991, (c) payment of approximately $283,000 upon completion of rehabilitation and (d) payment of approximately $283,000 upon the achievement of breakeven operations for a period of three consecutive months.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the Partnership's capital contribution and allocable Gross Proceeds attributable to its investment in the Prairie View Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.45 times the Partnership's allocable Gross Proceeds attributable to its investment in the Prairie View Local Partnership, and (ii) reimbursement of the Partnership by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. It is also expected that the Local General Partner will agree to purchase the Partnership's aggregate interest in the Prairie View Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the Partnership's investment in the Prairie View Local Partnership, at the Partnership's option, if completion of construction of the Prairie View Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in the amounts as set forth in the Prospectus will be paid by the Prairie View Local Partnership to the General Partner on January 2, 1991.

Financing. The Prairie View Local Partnership has applied for FHA co-insured first mortgage financing from TRI Capital Corporation in the approximate amount of $2,900,000 for a term of 35 years, at a fixed interest rate of 7.65% per annum. It is expected that such first mortgage loan will be funded by the proceeds of sales of tax-exempt bonds issued by the City of Bismarck. The loan may be subject to a prohibition against prepayment for a certain time period and/or a prepayment penalty. It is expected that a second mortgage loan in the form of a purchase money note in the amount of $400,000 will be delivered by the Prairie View Local Partnership to the sellers of the Prairie View Complex. It is expected that such note will bear interest at a rate of 9% per annum for a term of 15 years. It is further expected that the Partnership will deliver a promissory note in the amount of $381,000 to the withdrawing limited partner upon the admission of the Partnership to the Prairie View Local Partnership. Such note is anticipated to bear interest at a rate of 10% per annum for a term of 20 years; payments on such note shall be made annually solely from any cash flow distributed to the Partnership in an amount in excess of $10,000.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partners. Operating Cash Flow, to the extent available, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans (ii) $61,000 to the Partnership (from which the Partnership will make payments of debt service on the Partnership's promissory note to the withdrawing limited partner described above), and (iii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. There may be a limitation imposed by HUD on distributions of cash, if any, to the partners of the Prairie View Local Partnership. Sale or Refinancing Proceeds remaining after payment of all debts of the Prairie View Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Prairie View Local Partnership (plus an amount enabling it to make a payment of any amount outstanding on its promissory note to the withdrawing limited partner), and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the Prairie View Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow

by the Prairie View Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Loans. It is anticipated that the Local General Partner will provide Operating Loans, up to a cumulative maximum of $300,000, to the Prairie View Local Partnership to fund operating deficits during the period ending on the later of (i) final endorsement of the first mortgage loan by HUD, or (ii) achievement of breakeven operations. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Prairie View Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligations at such time, if any, as the Prairie View Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Prairie View Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Investment Risks -- Reliance on Local General Partners" in the Prospectus.

Low-Income Credits. The Prairie View Local Partnership is not required to apply to a state or local credit agency for an allocation of Low-Income Credit authority because it is financed with the proceeds of tax-exempt bonds. However, the Prairie View Local Partnership has applied to the North Dakota Housing Finance Agency for the purpose of complying with the requirements of the Internal Revenue Code as they relate to the use of Low-Income Credits in conjunction with a property which is financed with the proceeds of tax-exempt bonds. See "Low-Income Credits -- Low-Income Credits Subject to State Allocation" in the Prospectus. It is anticipated that the amount of Low-Income Credits over a ten-year period will be approximately $1,740,000, or approximately $174,000 per year subject to adjustment. Such amount was determined based upon the submission by the Local General Partners to the North Dakota Housing Finance Agency of a projected development budget and the anticipated eligible basis of the Property. The actual Low-Income Credit generated by this Property will depend on the accountants' final determination of the actual development cost and the eligible basis of the Prairie View Local Partnership.

Insurance. The Local General Partner, on behalf of the Prairie View Local Partnership, will obtain and maintain insurance for the Property in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

QUEEN'S ROW APARTMENTS
PHILADELPHIA, PENNSYLVANIA

The Partnership anticipates acquiring a limited partnership interest (as a joint venturer with ATCP II) in the Queen Lane Local Partnership which is the owner of the Queen Lane Complex in Philadelphia, Pennsylvania. The Partnership will have an approximately 48.5% percentage interest and ATCP II will have an approximately 50.5% percentage interest in the Queen Lane Local Partnership. Such joint venture will be effectuated by a reduction of the ATCP II interest (acquired in 1990) and the acquisition by the Partnership of a portion of the 99% Local Partnership Interest. See "Investment Objectives and Policies -- Structure of Investments" in the Prospectus. See also "Conflicts of Interest -- Joint Investments Between Partnerships" in the Prospectus. As of the date of this Supplement, no agreements have been entered into by the Partnership relating to the Queen Lane Complex.

Description of the Property. The Queen Lane Complex consists of 29 one- and two-bedroom apartments located on two separate sites approximately one block from each other in the Germantown section of Philadelphia, Pennsylvania. The buildings are of wood frame and masonry construction.

The following is a breakdown of the apartment units contained in the Queen Lane Complex and the anticipated rental rates for leases commencing during 1990:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
1 BR/1 BA	20	650	$435
2 BR/1 BA	9	800	$511

The rehabilitation of the Queen Lane Complex commenced in March, 1990 and is anticipated to be substantially completed by December, 1990. The Queen Lane Local Partnership has submitted an application to the Pennsylvania Housing Development Corporation to designate the Queen Lane Complex as eligible for "Project-Based" Section 8 assistance. See "Investment Objectives and Policies -- Section 8 Housing Assistance" in the Prospectus. In the event such Project-Based Section 8 assistance is not received, it is anticipated that the Queen Lane Complex will be designated as eligible to accept tenants holding Section 8 certificates, permitting qualified low-income tenants to pay 30% of their income as rent, with the balance of the rent to be paid by the federal government. Even if the Queen Lane Complex is so designated, there can be no assurance that families holding Section 8 certificates will choose to rent apartments in the Queen Lane Complex, either initially or upon subsequent vacancies, or that Section 8 funds will continue to be available for the entire 15-year compliance period. All leases will be for a term of one year.

Local General Partners. The Local General Partners are Canus Corporation, a Pennsylvania corporation ("Canus") of which Susan E. Rabinovitch is the principal shareholder, and Classic Management, Inc., a Pennsylvania corporation ("Classic") of which Michael Young is the principal shareholder.

Canus was founded in 1981 by Susan E. Rabinovitch to specialize in the rehabilitation of multi-family housing in the Philadelphia metropolitan area. Canus has developed more than 150 apartment units in five apartment complexes.

Classic was founded in 1982 by Michael Young. Mr. Young has been involved in the acquisition and management of more than 900 apartment units in the Philadelphia metropolitan area for more than twelve years.

Management Agent. The Management Agent for the Queen Lane Complex is Classic, one of the Local General Partners. Classic has been involved in the management of low-income housing apartment complexes for more than 12 years, and currently manages over 900 apartment units located in the Philadelphia metropolitan area.

Community Profile. The Queen Lane Complex is located in a primarily residential neighborhood in the Germantown section of Philadelphia, Pennsylvania, which is located in the northwest quadrant of the city. The Queen Lane Complex is located in the northwest quadrant of the city approximately one block from a commuter rail station and is in close proximity to Fairmont Park, Philadelphia's largest park.

Partnership Investment. The Queen Lane Local Partnership has purchased the properties comprising the Queen Lane Complex from an unaffiliated entity for nominal consideration. Based upon estimates provided by the Local General Partners, aggregate rehabilitation costs, including the purchase price of the Queen Lane Complex, are expected to be approximately $2,688,500. The amount of the Property Development Fee payable by the Queen Lane Local Partnership to the Local General Partners or their Affiliates will depend upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the capital contribution of the Partnership and of ATCP II to the Queen Lane Local Partnership may be paid as Property Development Fees. Such an amount is included in the projected rehabilitation costs of the Queen Lane Complex.

ATCP II acquired a 99% limited partnership interest in the Queen Lane Local Partnership in March, 1990 by making a capital contribution to the Queen Lane Local Partnership of $540,000 and agreeing to make an additional capital contribution of $643,000. It is anticipated that the Queen Lane Local Partnership Agreement will be amended to provide that such additional capital contribution will be made generally as

follows: (a) $103,000 to be paid by the Partnership and ATCP II on January 2, 1991 in amounts such that upon the making of all capital contributions to the Queen Lane Local Partnership, the total capital contributions made by the Partnership and ATCP II shall be pro rata in accordance with their Local Partnership Interests in the Queen Lane Local Partnership, (the "Second Installment"), (b) $90,000 to be paid by the Partnership upon receipt of certificates of occupancy for 50% of the units in the Queen Lane Complex (the "Third Installment"), (c) $180,000 to be paid by the Partnership at completion of the rehabilitation (the "Fourth Installment"), and (d) $270,000 to be paid by the Partnership when the Property has achieved three consecutive months of break-even operations (the "Fifth Installment"). It is anticipated that the Partnership and ATCP II will pay interest on the Third, Fourth and Fifth Installments from March 27, 1990 through the earlier of the date that such installments are paid or December 31, 1990; such payments will be made by the Partnership and ATCP II in amounts that reflect the pro rata Local Partnership Interests of the Partnership and ATCP II in the Queen Lane Local Partnership.

It is expected that the Queen Lane Local Partnership Agreement will be amended to provide for (i) adjustment of the Partnership's and ATCP II's capital contributions and allocable Gross Proceeds attributable to their respective investments in the Queen Lane Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.45 times the Partnership's and ATCP II's allocable Gross Proceeds attributable to their respective investments in the Queen Lane Local Partnership, and (ii) reimbursement to the Partnership and to ATCP II by the Local General Partners for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership and ATCP II from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. In addition, it is expected that the Queen Lane Local Partnership Agreement will be amended to provide that the Local General Partners will agree to purchase the Partnership's and ATCP II's aggregate interests in the Queen Lane Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the investment of the Partnership and of ATCP II in the Queen Lane Local Partnership, at the option of the Partnership and of ATCP II, if completion of construction of the Queen Lane Complex or certain other events do not occur in a timely manner.

It is expected that a Rehabilitation/Acquisition Services Fee and a non-accountable Rehabilitation/Acquisition Services Expense Allowance in amounts as set forth in the Prospectus will be paid by the Queen Lane Local Partnership to the General Partner (and, where applicable, the general partner of ATCP II) subsequent to the admission of the Partnership to the Queen Lane Local Partnership.

Financing. The Pennsylvania Housing Finance Agency (the "PHFA") has provided interim funding until the issuance of taxable bonds, which will be used to provide first and second permanent mortgage loans for the acquisition and rehabilitation of the Queen Lane Complex, in the aggregate principal amount of $828,500. The $393,500 first mortgage loan bears interest at the rate of 8.5% per annum during the construction period, and is expected to bear interest at the rate of approximately 10.25% per annum (the precise rate to be determined upon the issuance of the bonds) over the 25-year term of the permanent loan. Additional financing for rehabilitation costs is provided by a second mortgage loan in the amount of $435,000 from the PHFA HOMES Program ("HOMES"). The HOMES loan bears interest over its 20-year term at the rate of 1% per annum and permits deferral of debt service payments in any year in which revenues of the Queen Lane Complex are insufficient for payment thereof. Any amount so deferred must be paid in the next year in which revenues are sufficient, or, if not so repaid, from Sale or Refinancing Proceeds prior to any distribution to the partners of the Queen Lane Local Partnership.

The Queen Lane Local Partnership also received a $290,000 third mortgage loan from the Philadelphia Housing Development Corporation from Community Development Block Grant funds received by the City of Philadelphia. This loan bears interest at the applicable federal rate, compounded semi-annually, over an approximately 17-year term, payable from the net cash flow of the Queen Lane Complex. A fourth mortgage loan was made to the Queen Lane Local Partnership from the Pennsylvania Department of Community Affairs from Community Development Block Grant funds received by the City of Philadelphia in the amount of $500,000, bearing interest at the rate of 1% per annum over its approximately 17-year term, payable from the net cash flow of the Queen Lane Complex.

The PHFA loan documents limit annual distributions of cash flow to 15% of the Queen Lane Local Partnership's equity in the Queen Lane Complex, as calculated by PHFA. There can be no assurance that any funds will be available for distribution to the partners of the Queen Lane Local Partnership. Rehabilitation costs for the Queen Lane Complex will be funded by the mortgage loans and by the investments of the Partnership and ATCP II described above. The Local General Partners will be responsible for the rehabilitation and administration of the Property.

Structure of Acquisition. It is anticipated that profits, losses and available credits will be allocated 48.5% to the Partnership, 50.5% to ATCP II and 1% to the Local General Partners. It is also expected that operating Cash Flow, to the extent available and permitted as described under "Financing" above, will be distributed 48.5% to the Partnership, 50.5% to ATCP II and 1% to the Local General Partners after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Queen Lane Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 48.5% to the Partnership, 50.5% to ATCP II, and 1% to the Local General Partners until the Partnership and ATCP II have each received an amount equal to the allocable Gross Proceeds attributable to their investments in the Queen Lane Local Partnership, and thereafter, 24.75% to the Partnership, 25.25% to ATCP II and 50% to the Local General Partners. It is expected that the Local General Partners will guarantee payment to the Partnership and to ATCP II of up to the lesser of (i) the aggregate amount of $2,500, or (ii) .2% of the aggregate allocable Gross Proceeds attributable to the investments of the Partnership and of ATCP II in the Queen Lane Local Partnership, to the extent that in any year there is less than an aggregate of $5,000 distributable from Operating Cash Flow by the Queen Lane Local Partnership to the Partnership and to ATCP II, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans. For purposes of this paragraph, "Gross Proceeds" means the aggregate of the gross offering proceeds of the Partnership and of ATCP II attributable to their investments in the Queen Lane Local Partnership.

Operating Loans. The Local General Partners have agreed to provide Operating Loans, up to a cumulative maximum of $165,000, to the Queen Lane Local Partnership to fund operating deficits occurring during the period commencing with completion of construction of the Queen Lane Complex and ending on the later of (i) achievement of break-even operations or (ii) the fifth anniversary (or the third anniversary if the Queen Lane Local Partnership receives a Project-Based Section 8 rental subsidy) of completion of construction. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Queen Lane Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partners will be able to comply with their obligations, if any, at such time if the Queen Lane Local Partnership suffers an operating deficit. The Local General Partners' inability to comply with such obligation could cause a default under the mortgages or other agreements concerning the Queen Lane Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Reliance on Local General Partners" in the Prospectus.

Low-Income Credits. The Queen Lane Local Partnership has received an allocation of approximately $2,142,250 of Low-Income Credits over a ten-year period (approximately $214,225 per year). Such allocation was determined based upon the submission by the Local General Partners of a projected development budget and the anticipated eligible basis of the Property. The actual Low-Income Credit generated by this Property will depend on the accountants' final determination of the actual development cost and the eligible basis of the Queen Lane Local Partnership.

Insurance. The Local General Partners, on behalf of the Queen Lane Local Partnership, will obtain and maintain insurance for the Property in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

FmHA APARTMENT COMPLEXES

The Partnership anticipates acquiring limited partnership interests in eleven Local Partnerships that are developing the eleven apartment complexes described below (the "FmHA Apartment Complexes"). Six of these investments are anticipated to be joint investments with ATCP II. See "Investment Objectives and Policies --Structure of Investments" in the Prospectus. See also "Conflicts of Interest -- Joint Investments Between Partnerships " in the Prospectus. All of the FmHA Apartment Complexes are expected to receive permanent mortgage financing from FmHA. FmHA rental assistance is anticipated to be provided with respect to some or all of the units in certain of the FmHA Apartment Complexes, as described in the Prospectus under "Investment Objectives and Policies -- Farmers Home Administration Rural Rental Housing Program" and "-- Farmers Home Administration Rental Assistance Program." It is anticipated that all of the units in the FmHA Apartment Complexes will be eligible for Low-Income Credits.

The FmHA Apartment Complexes described below are in various stages of development and lease-up. The General Partner believes that each of the FmHA Apartment Complexes has or will have adequate property insurance. However, there can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate. The tables included in this Supplement describe in greater detail information concerning the FmHA Apartment Complexes and the terms of investment of the Partnership and, where applicable, ATCP II, in each FmHA Local Partnership.

The Partnership (along with ATCP II, where applicable) will become the sole limited partner of each Local Partnership. However, in certain of the FmHA Local Partnerships it is anticipated that The March Company, Inc., a Massachusetts corporation ("March"), will hold a nominal interest as a special limited partner, as described below. The Partnership (and ATCP II, where applicable) will make capital contributions to each FmHA Local Partnership which will generally be paid in four installments, subject to some or all of the following conditions: allocation or reservation by the applicable state agency (or Puerto Rico, where applicable) of the amount of anticipated Low-Income Credits; completion of construction; issuance of certificates of occupancy; specific levels of occupancy of the FmHA Apartment Complexes by eligible tenants and the operation of the FmHA Apartment Complexes at a specified net income level for a specified period of time. With respect to FmHA Local Partnerships which will be invested in jointly by the Partnership and ATCP II, ATCP II has already acquired a 99% Local Partnership Interest and has made one or more of such installments. With respect to such FmHA Local Partnerships, it is anticipated that the interest of ATCP II will be reduced and that the Partnership will acquire a portion of the 99% Local Partnership Interest. To facilitate this transition, The Richman Group, Inc., an Affiliate of the General Partner, may advance funds for one or more of such installments to certain of such FmHA Local Partnerships. Any amounts so advanced are anticipated to be repaid by the Partnership upon its admission to the applicable FmHA Local Partnership.

Each Local Partnership Agreement will provide or will be amended to provide for (i) adjustment of the capital contributions of the Partnership and of ATCP II, where applicable, to reflect the final determination of the amount of the eligible and qualified basis for calculating the Low-Income Credit and the actual amount of the Low-Income Credit and (ii) reimbursement to the Partnership and to ATCP II, where applicable, by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership and to ATCP II, where applicable, from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. Each Local Partnership Agreement will provide or will be amended to provide that the Local General Partner will purchase the interests of the Partnership and of ATCP II, where applicable, in the FmHA Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the investment of the Partnership and of ATCP II, where applicable, in the FmHA Local Partnership, at the option of the Partnership and of ATCP II, where applicable, if completion of construction of the FmHA Apartment Complexes or certain other events do not occur in a timely manner. For purposes of this paragraph, "Gross Proceeds" means the aggregate of the gross offering proceeds of the Partnership and of ATCP II, where applicable, attributable to their investments in the FmHA Local Partnerships.

It is expected that a Rehabilitation/Acquisition Services Fee and a non-accountable Rehabilitation/Acquisition Services Expense Allowance in the amounts as set forth in the Prospectus will be paid

by each FmHA Local Partnership to the General Partner (and, where applicable, the general partner of ATCP II) subsequent to the admission of the Partnership to each FmHA Local Partnership.

The FmHA Local Partnerships (except for Union Valley Associates and Waynesboro Apartments, L.P.) have been assisted by March in the development and financial structuring of these FmHA Apartment Complexes and/or FmHA Local Partnerships. The applicable Local General Partners and/or the FmHA Local Partnerships have obligated themselves to utilize March's services (and are compensating March for the above-described services in amounts as are described below). The Partnership and ATCP II, as applicable, have required March's participation because of March's significant experience in the development and financial structuring of FmHA apartment complexes and/or FmHA Local Partnerships. March has been engaged since 1979 in the business of developing, organizing and servicing low income real estate investments. March operates nationally and has completed transactions located in 41 states and Puerto Rico. Affiliates of March are engaged in real estate development, and related real estate activities.

In connection with the above-described services, March has received or will receive compensation from the Local General Partner of each FmHA Local Partnership or such FmHA Local Partnership utilizing March's services in an amount equal to approximately 1.74% to 3.28% of the principal amount of the mortgage loan with respect to each FmHA Apartment Complex. The applicable FmHA Local Partnerships and/or Local General Partners are also expected to reimburse the Partnership and/or ATCP II, as applicable, for certain expenses, including ongoing reporting and accounting expenses.

The following charts and narratives describe in greater detail the terms of the investments by the Partnership and, where applicable, ATCP II in FmHA Local Partnerships which will own FmHA Apartment Complexes.

SUMMARY OF FmHA LOCAL PARTNERSHIPS

Partnership Name/ Local General Partner (Principals)	Location of Property	Number of Units	Basic Monthly Rents	Anticipated (or Actual) Completion Date	Government Assistance Anticipated	Permanent Mortgage Loan	Interest Rate	Annual Reserve Amount	Management Agent	Anticipated Annual Management Fee
*1. Lawrence Road, Properties, Ltd./ J. H. Thames, Jr.	Newton, Mississippi	24	$130-240	November, 1990 (Actual)	FmHA	$ 776,650	9.5%**	$ 7,667	Southern Management Group, Inc.***	$ 6,624
*2. Batesville Family, L.P./ J. H. Thames, Jr.	Batesville, Mississippi	48	$200-245	November, 1990 (Actual)	FmHA	$1,450,150	9.5%**	$14,502	Southern Management Group, Inc.***	$13,248
*3. Bruce Housing Associates, L.P./ John Lowery	Bruce, Mississippi	40	$225-255	November, 1990 (Actual)	FmHA	$1,097,590	9.75%**	$11,125	Southern Management Group, Inc.***	$11,040
*4. Purvis Heights Properties, L.P./ J. H. Thames, Jr.	Purvis, Mississippi	40	$225-245	October, 1990 (Actual)	FmHA	$1,164,000	9.5%**	$11,640	Southern Management Group, Inc.***	$11,040
*5. Ivy Family, L.P./ John Lowery	Louisville, Mississippi	32	$220	November, 1990 (Actual)	FmHA	$ 813,250	9.5%**	$ 8,245	Southern Management Group, Inc.***	$ 8,832

* Denotes joint investment with ATCP II.

** Anticipated to be reduced to 1% per annum pursuant to the FmHA interest credit program. See "Investment Objectives and Policies --Farmers Home Administration Rural Rental Housing Program" in the Prospectus.

*** An Affiliate of the Local General Partner.

Partnership Name/ Local General Partner (Principals)	Location of Property	Number of Units	Basic Monthly Rents	Anticipated (or Actual) Completion Date	Government Assistance Anticipated	Permanent Mortgage Loan	Interest Rate	Annual Reserve Amount	Management Agent	Anticipated Annual Management Fee
6. Puerta del Mar Limited Partnership/Futura Development of Puerto Rico, Inc. (Morris Demel, Orlando Medina, Placido Diaz)	Hatillo, Puerto Rico	66	$214-259	January, 1991	FmHA	$2,555,014	9.5%**	$25,500	Futura Development of Puerto Rico, Inc.***	$19,800
7. April Gardens Apartments II Limited Partnership/Construction Team Corp. (Morris Demel, Orlando Medina, Placido Diaz)	Las Piedras, Puerto Rico	48	$164-210	January, 1991	FmHA	$1,829,100	9.5%**	$19,500	Futura Development of Puerto Rico, Inc.***	$14,400
8. Brisas del Mar Apartments Limited Partnership/ Futura Development of Puerto Rico, Inc. (Morris Demel, Orlando Medina, Placido Diaz)	Hatillo, Puerto Rico	66	$219-262	January, 1991	FmHA	$2,705,000	9.5%**	$27,500	Futura Development of Puerto Rico, Inc.***	$19,800

* Denotes joint investment with ATCP II.

** Anticipated to be reduced to 1% per annum pursuant to the FmHA interest credit program. See "Investment Objectives and Policies --Farmers Home Administration Rural Rental Housing Program" in the Prospectus.

*** An Affiliate of the Local General Partner.

Partnership Name/ Local General Partner (Principals)	Location of Property	Number of Units	Basic Monthly Rents	Anticipated (or Actual) Completion Date	Government Assistance Anticipated	Permanent Mortgage Loan	Interest Rate	Annual Reserve Amount	Management Agent	Anticipated Annual Management Fee
*9. Mirador del Toa, L.P./ Futura Development of Puerto Rico, Inc. (Morris Demel, Orlando Medina, Placido Diaz)	Toa Alta, Puerto Rico	48	$229-276	December, 1990	FmHA	$1,921,047	9.5%**	$19,000	Futura Development of Puerto Rico, Inc.***	$13,500
10. Union Valley Associates/ Tevis Margolis and Robert E. Childers	Union Township, Pennsylvania	36	$273-306	June, 1991	FmHA	$1,464,700	9.5%**	$15,000	Multifamily Management, Inc.	$10,000
11. Waynesboro Apartments, L.P./ Tevis Margolis and Robert E. Childers	Waynesboro, Pennsylvania	36	$272-308	December, 1990	FmHA	$1,500,000	9.75%**	$15,000	Multifamily Management, Inc.	$10,000

* Denotes joint investment with ATCP II.

** Anticipated to be reduced to 1% per annum pursuant to the FmHA interest credit program. See "Investment Objectives and Policies --Farmers Home Administration Rural Rental Housing Program" in the Prospectus.

*** An Affiliate of the Local General Partner.

TERMS OF INVESTMENTS IN FmHA OPERATING PARTNERSHIPS

Partnership Name	Approximate Aggregate Capital Contribution	Partnership's (ATCP II's) Ownership Interest (%) Profits, Losses Credits/Operating Cash Flow/ Sale or Refinancing Proceeds	Operating Deficit Loan Maximum Term/ Maximum Amount	Partnership's (ATCP II's) Approximate Aggregate Average Annual Anticipated Federal Credit
*1. Lawrence Road Properties, Ltd.	$192,405	99/50/50	4 years/ Maximum of $35,000	$34,961
*2. Batesville Family, L.P.	$372,559	99/50/50	4 years/ Maximum of $70,000	$69,071
*3. Bruce Housing Associates, L.P.	$284,654	99/50/50	4 years/ Maximum of $46,000	$52,774
*4. Purvis Heights Properties, L.P.	$297,643	99/50/50	4 years/ Maximum of $58,000	$55,182

* Denotes joint Investment with ATCP II. Approximately 35-40% of the aggregate capital contribution has and/or will be made by ATCP II. Approximately 60-65% is anticipated to be made by the Partnership. As with other terms of these anticipated investments, the respective interest and corresponding capital contributions are subject to significant change. The Partnership's and ATCP II's respective interest in profits,,losses, credits, Operating Cash Flow and Sale or Refinancing Proceeds will reflect their relative capital contributions.

Partnership Name	Approximate Aggregate Capital Contribution	Partnership's (ATCP II's) Ownership Interest (%) Profits, Losses Credits/Operating Cash Flow/ Sale or Refinancing Proceeds	Operating Deficit Loan Maximum Term/ Maximum Amount	Partnership's (ATCP II's) Approximate Aggregate Average Annual Anticipated Federal Credit
*5. Ivy Family, L.P.	$210,634	99/50/50	4 years/ Maximum of $46,000	$38,273
6. Puerta del Mar Limited Partnership	$630,000	99/50/50	4 years/ Maximum of $260,000	$114,973
7. April Gardens Apartments II Limited Partnership	$460,703	99/50/50	4 years/ Maximum of $190,000	$84,000
8. Brisas del Mar Apartments Limited Partnership	$672,812	99/50/50	4 years/ Maximum of $285,000	$122,787

* Denotes joint Investment with ATCP II. Approximately 35-40% of the aggregate capital contribution has and/or will be made by ATCP II. Approximately 60-65% is anticipated to be made by the Partnership. As with other terms of these anticipated investments, the respective interest and corresponding capital contributions are subject to significant change. The Partnership's and ATCP II's respective interest in profits, losses, credits, Operating Cash Flow and Sale or Refinancing Proceeds will reflect their relative capital contributions.

Partnership Name	Approximate Aggregate Capital Contribution	Partnership's (ATCP II's) Ownership Interest (%) Profits, Losses Credits/Operating Cash Flow/ Sale or Refinancing Proceeds	Operating Deficit Loan Maximum Term/ Maximum Amount	Partnership's (ATCP II's) Approximate Aggregate Average Annual Anticipated Federal Credit
*9. Mirador del Toa, L.P.	$467,000	99/50/50	4 years/ Maximum of $192,000	$85,806
10. Union Valley Associates	$390,958	99/50/50	5 years/ Maximum of $150,000	$70,502
11. Waynesboro Apartments, L.P.	$360,859	99/50/50	5 years/ Maximum of $150,000	$65,111

* Denotes joint Investment with ATCP II. Approximately 35-40% of the aggregate capital contribution has and/or will be made by ATCP II. Approximately 60-65% is anticipated to be made by the Partnership. As with other terms of these anticipated investments, the respective interest and corresponding capital contributions are subject to significant change. The Partnership's and ATCP II's respective interest in profits, losses, credits, Operating Cash Flow and Sale or Refinancing Proceeds will reflect their relative capital contributions.

1. **LAWRENCE ROAD PROPERTIES, LTD.**
(Hillcrest Apartments)

Hillcrest Apartments is a 24-unit apartment complex being constructed on Old Hickory Road in Newton, Mississippi. Hillcrest Apartments will consist of four buildings containing a total of 4 one-bedroom, 16 two-bedroom, and 4 three-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs.

The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Hillcrest Apartments commenced in November, 1989 and was completed in November, 1990.

Based on the information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by December, 1990. It is anticipated that all 24 units will receive FmHA rental assistance.

2. **BATESVILLE FAMILY, L.P.**
(Westridge Apartments)

Westridge Apartments is a 48-unit apartment complex being constructed on Tubbs Road in Batesville, Mississippi. Westridge Apartments will consist of six buildings containing a total of 8 one-bedroom, 32 two-bedroom, and 8 three-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs.

The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Westridge Apartments commenced in January, 1990 and was completed in November, 1990.

Based on the information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by November, 1990.

3. **BRUCE HOUSING ASSOCIATES, L.P.**
(Bruce Family Apartments)

Bruce Family Apartments is a 40-unit apartment complex being rehabilitated on the corner of Eller Drive and Highway 32 in Bruce, Mississippi. Bruce Family Apartments will consist of 20 one-story buildings containing a total of 32 two-bedroom units and 8 three-bedroom apartment units. The buildings are of wood frame and brick veneer construction with pitched, composition shingle roofs.

The development offers central laundry facilities, an office, a storage room and playground equipment. Individual units will contain a refrigerator, a range and an air conditioning unit.

Rehabilitation of Bruce Family Apartments commenced in January, 1990 and was completed in November, 1990.

Based on information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by November, 1990. It is anticipated that all 40 units will receive FmHA rental assistance.

4. **PURVIS HEIGHTS PROPERTIES, L.P.**
(Pineview Apartments)

Pineview Apartments is a 40-unit apartment complex being constructed on Highway 589 in Purvis, Mississippi. Pineview Apartments will consist of five buildings containing a total of 32 two-bedroom and 8 three-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs.

The development offers laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and an air conditioning unit.

Construction of Pineview Apartments commenced in January, 1990 and was completed in October, 1990.

Based on the information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by November, 1990. It is anticipated that all 40 units will receive FmHA rental assistance.

5. **IVY FAMILY, L.P.**
(Ivy Family Apartments)

Ivy Family Apartments is a 32-unit apartment development which is being rehabilitated on Ivy Avenue in Louisville, Mississippi. Ivy Family Apartments consists of four buildings containing a total of 32 two-bedroom apartment units. The buildings are of wood frame and brick veneer construction with pitched, composition shingle roofs.

The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Rehabilitation of Ivy Family Apartments commenced in November, 1989 and was completed in November, 1990.

Based on the information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by December, 1990. It is anticipated that all 32 units will receive FmHA rental assistance.

6. **PUERTA DEL MAR LIMITED PARTNERSHIP**
(Puerta del Mar Apartments)

Puerta del Mar Apartments is a 66-unit family apartment complex being constructed at 80 Carrizales Street Road #2 in Hatillo, Puerto Rico. Puerta del Mar Apartments will consist of 11 three-story buildings containing a total of 54 two-bedroom and 12 three-bedroom apartments units. The buildings will be of concrete slab construction with a concrete exterior and aluminum hatchway roofs.

The development will offer playground equipment and 74 parking spaces. Individual units will contain a range and refrigerator.

Construction of Puerta del Mar Apartments commenced in January, 1990 and is anticipated to be completed by January, 1991.

Based on information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by February, 1991. It is anticipated that all 66 units will receive FmHA rental assistance.

7. **APRIL GARDENS APARTMENTS II LIMITED PARTNERSHIP (April Gardens Apartments II)**

April Gardens Apartments II is a 48-unit family apartment complex being constructed on State Road 917 in Las Piedras, Puerto Rico. April Gardens Apartments II will consist of eight three-story buildings containing a total of 30 two-bedroom and 18 three-bedroom apartments units. The buildings will be of concrete slab construction with a concrete exterior and aluminum hatchway roofs.

The development will offer playground equipment and 48 parking spaces. Individual units will contain a range and refrigerator.

Construction of April Gardens Apartments II commenced in January, 1990 and is anticipated to be completed by January, 1991.

Based on information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by February, 1991. It is anticipated that all 48 units will receive FmHA rental assistance.

8. **BRISAS DEL MAR APARTMENTS LIMITED PARTNERSHIP (Brisas del Mar Apartments)**

Brisas del Mar Apartments is a 66-unit family apartment development which is being constructed on State Road #2 in Hatillo, Puerto Rico. Brisas del Mar Apartments will consist of 11 three-story buildings containing a total of 54 two-bedroom and 12 three-bedroom apartments units. The buildings will be of concrete slab construction with a concrete exterior and aluminum hatchway roofs.

The development will offer playground equipment and 74 parking spaces. Individual units will contain a range and refrigerator.

Construction of Brisas del Mar Apartments commenced in January, 1990 and is anticipated to be completed by January, 1991.

Based on information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by February, 1991. It is anticipated that all 66 units will receive FmHA rental assistance.

9. **MIRADOR DEL TOA, L.P. (Mirador del Toa Apartments)**

Mirador del Toa is a 48-unit family apartment complex being constructed on Southeast Main Street in Toa Alta, Puerto Rico. Mirador del Toa Apartments will consist of eight buildings containing a total of 36 two-bedroom and 12 three-bedroom apartment units. The buildings will be of concrete slab construction with a concrete exterior and aluminum hatchway roofs.

The development will offer playground equipment and 48 parking spaces. Individual units will contain a range and refrigerator.

Construction of Mirador del Toa Apartments commenced in January, 1990 and is anticipated to be completed by December, 1990.

Based on information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by January, 1991. It is anticipated that all 48 units will receive FmHA rental assistance.

10. UNION VALLEY ASSOCIATES
(Union Valley Apartments)

Union Valley Apartments (the "Union Valley Complex") is a 36-unit apartment complex being constructed on State Route 88 in Union Township, Pennsylvania. Union Valley Apartments will consist of five buildings containing a total of six one-bedroom and 30 two-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs.

The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and an air conditioning unit.

Construction of Union Valley Apartments is expected to commence in December, 1990 and is anticipated to be completed by June, 1991. One of the Operating General Partners is the general contractor for building the Union Valley Complex. Such general contractor experienced a non-recurring $700,000 loss in 1990 under an unrelated hotel construction contract.

Based on the information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by July, 1991.

11. WAYNESBORO APARTMENTS L.P.
(Waynesboro Apartments)

Waynesboro Apartments (the "Waynesboro Complex") is a 36-unit apartment complex being constructed on North Church Street in Waynesboro, Pennsylvania. Waynesboro Apartments will consist of three buildings containing a total of six one-bedroom and 30 two-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs.

The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and an air conditioning unit.

Construction of Waynesboro Apartments commenced in June, 1990 and is anticipated to be completed by December, 1990. One of the Operating General Partners is the general contractor for building the Waynesboro Complex. Such general contractor experienced a non-recurring $700,000 loss in 1990 under an unrelated hotel construction contract.

Based on the information provided by the Operating General Partner, it is anticipated that 100% of the units will be occupied by May, 1991.

PRIOR PERFORMANCE UPDATE

As an update to the discussion in the Prospectus with respect to a certain prior private program, the following events have occurred:

WILLARD SQUARE ASSOCIATES II LIMITED PARTNERSHIP

As described in Supplement No. 1 with respect to a prior private program, in the fall of 1983 affiliates of the General Partner acted as placement agent and as special limited partners in connection with the sale of limited partnership interests in Willard Square Associates II Limited Partnership (the "Willard Square Partnership"), which owns 123 market rate condominium units in a building known as Willard Square in Hartford, Connecticut. The Willard Square Partnership Agreement provides that, if the condominium units were not sold or refinanced by July 1, 1990, 75% of the limited partners could vote to dissolve the Willard Square Partnership and distribute the condominium units in kind so that each limited partner who so desires could acquire a pro rata share of condominium units.

In June 1987, the first mortgage loan of Continental Bank, N.A. (the "Bank"), which was secured by the condominium units, was renegotiated by creating two mortgages: Mortgage-A, a $3,200,000 non-recourse loan due on December 31, 1991 with interest at 9% per annum through 1989 and at 1.5% per annum over the Bank's prime rate for 1990 and 1991, and Mortgage-B, a 20-year mortgage with interest at the then federal rate and no payments of interest or principal required for 20 years. In 1990, the Willard Square Partnership requested that the Bank agree to continue the interest rate of Mortgage-A at 9% per annum. The Bank rejected this request, subsequently declared Mortgage-A in default, and notified the Willard Square Partnership that it was accelerating the notes secured by Mortgage-A and Mortgage-B. The Willard Square Partnership has not paid interest since April 1990, nor the difference between 11.5% and 9% for January, February and March 1990, but by agreement with the Bank, made interest payments for the periods August 16, 1990 to September 15, 1990 and September 16, 1990 to October 15, 1990 at the rate of 10% per annum. After extensive discussions, the Bank set forth its position to the Willard Square Partnership that it would be willing to permit each limited partner to individually purchase its pro rata share of the condominium units by paying its pro rata share of the principal of Mortgage-A plus costs. In such event its pro rata portion of Mortgage-B would be reinstated and transferred to a Connecticut not-for-profit entity. Also in such event the non-purchasing limited partners would continue to own their share of the condominium units through partnership form and the interest rate on the remaining balance of Mortgage-A would be 10% until its maturity on December 31, 1991. However, this position was conditioned upon the Willard Square Partnership paying all interest arrears (calculated at a rate of 10% per annum) and at least 50% participation of the limited partners in agreeing to purchase their pro rata share of the condominium units. In the alternative, the Bank set forth its alternative position to the Willard Square Partnership that it would be willing to reinstate both mortgages if all interest arrears on Mortgage-A were paid calculated at a rate of 11.5% per annum plus costs. In the interim, the Willard Square Partnership has been communicating with the limited partners regarding acceptance of these terms and the Bank is commencing legal action to foreclose on the condominium units.

INVESTMENT OBJECTIVES AND POLICIES

Structure of Investments

In order to clarify any ambiguities that may exist in the Prospectus or the Partnership Agreement regarding the conditions under which the Partnership may enter into joint ventures with other partnerships formed by the General Partner or its Affiliates, the Prospectus and the Partnership Agreement are modified as described below.

The second full paragraph on page 46 of the Prospectus is modified to read in its entirety as follows:

> The Partnership may enter into a joint venture with another partnership formed by the General Partner or its Affiliates if (i) such other partnership has investment objectives substantially the

same as those of the Partnership; (ii) there are no duplicate property management or other fees; (iii) the sponsor compensation arrangements of such other partnership are substantially the same as those of the Partnership; (iv) the Partnership has a right of first refusal to buy if the other partnership wishes to sell its interest in the joint venture; and (v) the investment of each partnership is on substantially the same terms and conditions. Such joint venture may occur subsequent to such other partnership's acquisition of the entire Local Partnership interest. See "Conflicts of Interest -- Joint Ventures Between Partnerships."

Summary of the Partnership Agreement

Section 1.2 of the Partnership Agreement entitled "Name, Principal Office and Name and Address of Registered Agent for Service of Process" on page A-1, is amended as follows:

As of January 1, 1991, the principal place of business and office of the Partnership shall be 10 Valley Road, Greenwich, Connecticut 06830.

Section 5.4 of the Partnership Agreement will be amended to clarify certain provisions regarding restrictions on the General Partner.

Subsections 5.4(a)(xvi)(xviii) and (xxiv) of the section entitled "Restrictions on Authority of the General Partner" on pages A-19 and A-20 are modified to read in their entirety as follows:

(xvi) cause the Partnership or cause or permit any Local Partnership to sell any Local Partnership Interest (other than a Local General Partner interest) to the General Partner or any Affiliate of the General Partner except in connection with a Repurchase Obligation. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof.

(xviii) to sell or lease property or any Local Partnership Interest to the General Partner or any of its Affiliates; and except in connection with Specified Investments, cause the Partnership or cause or permit any Local Partnership to purchase or lease property or any Local Partnership Interest in which the General Partner or any of its Affiliates has an interest or acquire any property or any Local Partnership Interest from a Program in which any General Partner or any Affiliate has an interest. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof.

(xxiv) except in connection with Specified Investments or the Repurchase Obligation, acquire any Local Partnership Interests from the General Partner or any of its Affiliates. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof;

LOW-INCOME CREDITS

On November 5, 1990 the Revenue Reconciliation Act of 1990 (the "1990 Act") was enacted into law. Investors are urged to consult their own tax advisors for a complete description of the 1990 Act and for guidance on the impact of the 1990 Act on their personal tax situations and an investment in the Partnership.

The 1990 Act makes a number of changes to the Low-Income Credit, the most significant of which are discussed herein. Unless otherwise noted, the 1990 Act amendments to the Low-Income Credit provisions of the Code are generally applicable to Properties receiving allocations of Low-Income Credit authority from State housing credit ceilings for calendar years after 1990. The Revenue Reconciliation Act of 1989 reduced the aggregate credit allocation for 1990 from $1.25 per resident of each state to $0.9375 per resident. The 1990 Act restores the Low-Income Credit allocation limit to $1.25 per state resident for 1990 and extends such credit allocation limit to 1991. The 1990 Act permits individual taxpayers who held an interest in a low-income housing credit property on October 25, 1990 to irrevocably elect to claim Low-Income Credits in 1990, with

respect to that interest, which are otherwise allowable in future years. This election is binding on all successors in interest. This election may increase the Low-Income Credit claimed by an individual in 1990 by up to 50% of the otherwise allowable credit. Allowable Low-Income Credits in future years for the same property are ratably reduced by the additional amount of the Low-Income Credit claimed in 1990. The ability of an individual taxpayer to utilize the accelerated Low-Income Credits in 1990 remains subject to all Code restrictions otherwise applicable to Low-Income Credits. See "Low-Income Credits -- Utilization of the Low-Income Credit --Limitation to Amount 'At Risk'" and "-- Passive Activity and Business Tax Credit Limitations" and "Federal Income Tax Considerations -- Taxation of Limited Partners -- Limitations on Deduction of Partnership Losses" and "--Passive Activity Limitation" and "--Alternative Minimum Tax" in the Prospectus. In the case of a property owned by a partnership, the election is made at the partnership level and is binding on all partners. It is unclear from the statutory language and the legislative history of the 1990 Act whether an individual investor who acquires an interest in the Partnership after October 25, 1990 would be entitled to accelerate Low-Income Credits generated by eligible Properties in 1990. Furthermore, the election to accelerate the Low-Income Credit in 1990 must be made in the manner to be prescribed by the Treasury Department. As of the date of this Supplement, the Treasury Department has not released guidance as to the manner in which this election must be made; therefore, neither the Partnership nor any eligible Local Partnership has determined whether such an election will in fact be made.

FEDERAL INCOME TAX CONSIDERATIONS

Recent Legislation

The 1990 Act set the maximum marginal income tax rate for individuals at 31 percent, estimated to start at a taxable income amount of $82,050 for married couples filing a joint return and $49,200 for single individuals. The 1990 Act set the maximum tax rate imposed on an individual taxpayer's net capital gains at 28 percent. Based upon the foregoing, the maximum amount of Low-Income Credits which could be available for use by taxpayers who are subject to the passive loss rules, and who have no passive income, is $7,750 per year. Therefore, qualified investors expecting to be subject to the 31% rate and who seek to use Low-Income Credits solely to reduce taxes on active and portfolio income can purchase up to $53,000 of Units of the Partnership.

The 1990 Act made a number of amendments relating to the rules governing "itemized deductions," one of which provides that the total otherwise allowable deductions for individuals (other than medical expenses, casualty and theft losses, and investment interest) are reduced by an amount equal to three percent of the amount of the taxpayer's adjusted gross income in excess of $100,000. In no event, however, are total otherwise allowable deductions (other than medical expenses, casualty and theft losses, and investment interest) reduced by more than 80 percent.

Alternative Minimum Tax

The 1990 Act made a number of changes to the alternative minimum tax rules including increasing the individual alternative minimum tax rate from 21 percent to 24 percent of alternative minimum taxable income. For alternative minimum tax purposes, itemized deductions that are otherwise allowed in computing alternative minimum taxable income are not reduced by the itemized deduction limitation provision of the 1990 Act discussed above. See "Federal Income Tax Considerations -- Recent Legislation."

PROSPECTIVE PURCHASERS OF UNITS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE IMPACT OF THE 1990 ACT ON THEIR OWN SITUATION AND AN INVESTMENT IN THE PARTNERSHIP. FURTHERMORE, PROSPECTIVE PURCHASERS SHOULD CONSIDER THE STATE, LOCAL AND PUERTO RICAN TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.